Exhibit 10.1
Chindex International, Inc.
Executive Management Incentive Program (EMIP)
For the Fiscal Year Ending March 31, 2011
Recognizing that the principal reason for the existence of a corporate entity is to increase shareholder wealth and that this generally translates into the maximization of profits over time and is or should be the primary goal of a publicly held corporation, Chindex International, Inc. (Parent Company) has adopted this Executive Management Incentive Program (EMIP) to help align remunerative management incentives with the interests of the company’s shareholding public. This EMIP is adopted pursuant to the Chindex International, Inc. 2007 Stock Incentive Plan.
Enrollment
The three executive officers of the Parent Company are automatically enrolled in and are beneficiaries of this EMIP. They are the Chief Executive Officer (CEO), the Chief Financial Officer (CFO) and the Executive Vice President (EVP) in charge of the Medical Products Division (MPD).
Weighting
There are two parts to the plan based on the Annual Objective Performance Criteria (AOPC). Sixty percent (60%) of the incentive payout is based on the achievement of Financial Objectives and forty percent (40%) of the incentive payout is based on the achievement of Non-financial Objectives, as described below.
The Compensation Committee may in its discretion determine to pay a discretionary bonus to one or more executive officers in addition to amounts earned based on the Annual Objective Performance Criteria, as described below.
Annual Objective Performance Criteria
Financial Objectives: The metric of annual performance related to the Financial Objectives is weighted equally between two components: (1) growth in revenue over the prior year, and (2) growth in operating income, as adjusted, over the prior year.
Non-financial Objectives: The metric of annual performance related to Non-financial Objectives is assessed by the Compensation Committee relative to fulfillment of various non-financial objectives such as developmental and transformational projects, human resources and successor development and other objectives agreed with the Committee at the beginning of or during the relevant fiscal year.
Incentive payments to any executive enrolled in the EMIP with respect to Annual Objective Performance Criteria will not exceed 55% of base salary and shall be calculated in accordance with the following table. The portion of incentive payments related to Financial Objectives for the CEO and CFO shall be based on the Financial Objectives of the Parent Company. The portion of incentive payments related to Financial Objectives for the EVP of MPD shall be based 50% on the Financial Objectives of MPD and 50% on the Financial Objectives of the Parent Company.

Cash Bonus as
a % of Base
Annual Objective Performance Criteria	Salary*

Financial Objectives
Revenue Growth
Below growth range	0%
Within growth range	15%
Exceeding growth range	17.5%

Operating Income Growth
Below growth range	0%
Within growth range	15%
Exceeding growth range	17.5%

Non-financial Objectives
Failure to complete objectives	0%
Partial completion of objectives	10%
Substantial completion of objectives	20%
With respect to the Financial Objectives, the growth range referred to in the above table is as follows:

	Parent Company	MPD
Revenue Growth	17-21%	13-17%
Operating Income Growth	21-31%	$1.7 -$2.2m
Compensation Committee Determination
The determination of whether, and the extent to which, the Annual Objective Performance Criteria have been satisfied shall be made in the sole judgment of the Compensation Committee based on year-end financial information provided by management, which determination shall be made within 120 days after the fiscal year-end. The Committee, in its sole discretion, shall have the right to reduce the amount payable under the EMIP if it determines that such reduction is appropriate to reflect adjustments on account of non-recurring events or other unanticipated circumstances.
Discretionary Bonus
In addition to the payouts based on the Annual Objective Performance Criteria shown above, the Compensation Committee may, in its sole discretion, award a discretionary cash bonus not to exceed 50% of base salary to one or more of the executive officers to reward extraordinary efforts or achievements during the relevant fiscal year.
Payment of Award
Payments under this EMIP shall be made as soon as practical following the close of the Company’s fiscal year and in any event within 180 days following such close. Entitlement to any payments under this EMIP shall be contingent on the participant being employed by the Company on the date of Compensation Committee determination of the amount of the payment, unless otherwise provided in the executive’s Employment Agreement.

*	Total Actual Base Salary received during Fiscal Year 2011